EXHIBIT 99.1

Steelcase Reports Third Quarter Results

Americas Post Strong Operating Performance; EMEA Progressing on Strategic Changes

GRAND RAPIDS, Mich., Dec. 22, 2014 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $800.0 million and net income of $11.8 million, or diluted earnings per share of $0.09. Excluding restructuring costs, adjusted earnings were $0.29 per share. In the prior year, Steelcase reported $784.8 million of revenue, diluted earnings per share of $0.18 and adjusted earnings of $0.29 per share.

Organic revenue growth over the prior year was 3 percent after adjusting for unfavorable currency translation effects. Revenue in the Americas reflected an organic decline of less than 1 percent. The EMEA segment posted organic revenue growth of 14 percent primarily related to strong project business in France, although most other markets also grew organically compared to the prior year. The Other category posted organic revenue growth of 8 percent, with Asia Pacific, PolyVision and Designtex all contributing to the growth.

"The Americas operating margin of 12.0 percent remained strong again this quarter, and we remain optimistic about our ability to continue to grow Americas revenue," said Jim Keane, president and CEO. "Order growth in the Americas of 3 percent was in line with our expectations, but the year-over-year revenue comparison was negatively impacted by customer requests for extended delivery dates, which were much higher than historical averages. In addition, the timing of the Thanksgiving holiday relative to the end of our fiscal quarter had a negative impact on the year-over-year comparisons for both orders and revenue."

Current quarter operating income of $18.7 million compares to operating income of $39.3 million in the prior year. Excluding restructuring costs and goodwill and intangible asset impairment charges in the prior year, third quarter adjusted operating income of $56.1 million improved modestly compared with adjusted operating income of $53.9 million in the prior year. Operating leverage from the revenue growth in EMEA and the Other category and benefits of improved pricing and favorable business mix in the Americas were partially offset by approximately $9 million of disruption and inefficiencies associated with the manufacturing footprint changes in EMEA.

Cost of sales of 68.6 percent of revenue in the current quarter decreased 40 basis points compared to the prior year. In the Americas, cost of sales of 65.7 percent improved 160 basis points in the third quarter compared to the prior year, driven by improved pricing, net of inflation, continued cost reduction efforts and a favorable shift in business mix. In EMEA, cost of sales increased by 330 basis points, driven largely by disruption and inefficiencies associated with the manufacturing footprint changes, which were offset in part by operating leverage associated with the organic revenue growth.

Operating expenses were $194.9 million in the third quarter, an increase of $5.1 million over the prior year. The increase was driven by higher operating expenses in the Americas, which included a biennial sales and dealer conference, an increase in the allowance for doubtful accounts and increased spending on sales and other growth initiatives.

Restructuring costs of $37.4 million in the current quarter primarily related to the manufacturing footprint changes in EMEA, including the transfer of a manufacturing facility in Wisches, France to a third party. The transfer included a $27.3 million payment which was recorded in restructuring costs.

"This quarter we achieved a significant milestone related to our strategic changes in EMEA," said Dave Sylvester, senior vice president and CFO. "The transfer of our Wisches facility represents a major step towards reducing excess manufacturing capacity in EMEA, and we are pleased that the transfer will provide continued employment for the employees of that facility."

Other income, net in the third quarter of $2.3 million decreased $0.7 million compared to the prior year, primarily due to higher foreign exchange losses, partially offset by higher equity in income of unconsolidated ventures.

Income tax expense of $5.0 million in the current quarter reflects a net $2 million benefit from discrete income tax credits associated with the manufacturing footprint changes in EMEA, offset in part by discrete tax charges and the impact of recording a higher year-to-date effective tax rate.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $375 million and total debt was $285 million at the end of the third quarter.

The Board of Directors has declared a cash dividend of $0.105 per share, to be paid on or before January 15, 2015 to shareholders of record as of January 2, 2015.

Outlook

Americas orders grew 3 percent and EMEA orders grew approximately 1 percent in the third quarter compared to the prior year. The Americas segment had strong backlog at the end of the third quarter, driven by extended delivery dates and continued strength in project business. The company expects fourth quarter fiscal 2015 revenue to be in the range of $760 to $785 million, which reflects expected organic revenue growth in the range of 7 to 10 percent over the prior year. The company reported revenue of $779.4 million in the fourth quarter of fiscal 2014, which included an extra week of shipments totaling $53.6 million compared to the current fiscal year.

"Third quarter order growth in the Americas was dampened by the timing of the Thanksgiving holiday in the U.S. and a few large projects in the prior year," said Mr. Sylvester. "Taking these factors into consideration, we were pleased with the quality of order growth in the third quarter, especially in small to medium-sized project business which continued to show strength."

Steelcase expects to report diluted earnings between $0.16 to $0.20 per share for the fourth quarter of fiscal 2015. This estimate includes approximately $0.03 per share of restructuring costs. Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.19 to $0.23 per share. The estimate also includes approximately $7 million of disruption and inefficiencies associated with the manufacturing footprint changes in EMEA. Steelcase reported diluted earnings per share of $0.19 and adjusted earnings per share of $0.18 in the fourth quarter of fiscal 2014.

"With the Americas generating consistently strong operating performance and EMEA making visible strategic progress, I am enthusiastic about how we are positioned in the marketplace," said Jim Keane. "Our research-based approach, combined with our innovative products and solutions, is helping customers all around the world modernize their spaces to enhance employee engagement."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 28,	November 22,		November 28,	November 22,
	2014	2013	% Change	2014	2013	% Change

Revenue
Americas (1)	$ 555.3	$ 558.5	(0.6)%	$ 1,641.9	$ 1,596.0	2.9%
EMEA (2)	171.5	158.0	8.5%	450.2	417.1	7.9%
Other (3)	73.2	68.3	7.2%	217.7	196.4	10.8%
Consolidated revenue	$ 800.0	$ 784.8	1.9%	$ 2,309.8	$ 2,209.5	4.5%

Operating income (loss)
Americas	$ 66.8	$ 66.6		$ 200.1	$ 183.6
EMEA	(41.0)	(3.7)		(70.4)	(29.1)
Other	1.2	(13.6)		4.6	(10.6)
Corporate (4)	(8.3)	(10.0)		(26.4)	(32.2)
Consolidated operating income	$ 18.7	$ 39.3		$ 107.9	$ 111.7

Operating income percent	2.3%	5.0%		4.7%	5.0%

Revenue Mix
Americas (1)	69.4%	71.2%		71.1%	72.2%
EMEA (2)	21.4%	20.1%		19.5%	18.9%
Other (3)	9.2%	8.7%		9.4%	8.9%

Business Segment Footnotes

1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2015 vs. Q3 2014
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2014 revenue	$ 784.8	$ 558.5	$ 158.0	$ 68.3
Currency translation effects*	(10.3)	(2.4)	(7.6)	(0.3)
Q3 2014 revenue, adjusted	774.5	556.1	150.4	68.0

Q3 2015 revenue, reported	800.0	555.3	171.5	73.2
Organic growth (decline) $	$ 25.5	$ (0.8)	$ 21.1	$ 5.2
Organic growth (decline) %	3%	—%	14%	8%

* Currency translation effects represent the estimated net effect of translating Q3 2014 foreign currency revenues using the average exchange rates during Q3 2015.

PROJECTED ORGANIC REVENUE GROWTH
Q4 2015 vs. Q4 2014
	Steelcase Inc.

Q4 2014 revenue	$ 779.4
Currency translation effects*	(13.1)
Divestitures	(1.6)
Impact of additional week	(53.6)
Q4 2014 revenue, adjusted	711.1

Q4 2015 revenue, projected	760 - 785
Organic growth $	$ 49 - 74
Organic growth %	7% - 10%

* Currency translation effects represent the estimated net effect of translating Q4 2014 foreign currency revenues using the exchange rate at the end of Q3 2015.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 28,	November 22,
	2014	2013

Diluted earnings per share	$ 0.09	$ 0.18
Restructuring costs per share, net of tax	0.20	0.01
Goodwill and intangible asset impairment charges	—	0.10
Diluted earnings per share, adjusted	$ 0.29	$ 0.29

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	February 27,
	2015	February 28,
	(projected)	2014

Diluted earnings per share	$ 0.16 - 0.20	$ 0.19
Restructuring costs (benefits) per share, net of tax	0.03	(0.01)
Diluted earnings per share, adjusted	$ 0.19 - 0.23	$ 0.18

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 28,		November 22,		November 28,		November 22,
	2014		2013		2014		2013
Revenue	$ 800.0	100.0%	$ 784.8	100.0%	$ 2,309.8	100.0%	$ 2,209.5	100.0%
Cost of sales	549.0	68.6	541.1	69.0	1,589.6	68.8	1,511.7	68.5
Restructuring costs	36.1	4.5	0.9	0.1	31.8	1.4	1.0	—
Gross profit	214.9	26.9	242.8	30.9	688.4	29.8	696.8	31.5
Operating expenses	194.9	24.4	189.8	24.2	578.2	25.0	563.8	25.5
Goodwill and intangible asset impairment charges	—	—	12.9	1.6	—	—	12.9	0.6
Restructuring costs	1.3	0.2	0.8	0.1	2.3	0.1	8.4	0.4
Operating income	$ 18.7	2.3%	$ 39.3	5.0%	$ 107.9	4.7%	$ 111.7	5.0%
Interest expense	(4.5)	(0.5)	(4.4)	(0.6)	(13.3)	(0.6)	(13.3)	(0.6)
Investment income (expense)	0.3	—	0.6	0.1	1.2	—	(0.6)	—
Other income, net	2.3	0.3	3.0	0.4	9.0	0.4	4.8	0.2
Income before income tax expense	16.8	2.1	38.5	4.9	104.8	4.5	102.6	4.6
Income tax expense	5.0	0.6	15.5	2.0	41.5	1.8	38.8	1.7
Net income	$ 11.8	1.5%	$ 23.0	2.9%	$ 63.3	2.7%	$ 63.8	2.9%

Operating income	$ 18.7	2.3%	$ 39.3	5.0%	$ 107.9	4.7%	$ 111.7	5.0%
Add: restructuring costs	37.4	4.7	1.7	0.2	34.1	1.5	9.4	0.4
Add: goodwill and intangible asset impairment charges	—	—	12.9	1.6	—	—	12.9	0.6
Adjusted operating income	$ 56.1	7.0%	$ 53.9	6.8%	$ 142.0	6.2%	$ 134.0	6.0%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 28,		November 22,		November 28,		November 22,
	2014		2013		2014		2013
Revenue	$ 555.3	100.0%	$ 558.5	100.0%	$ 1,641.9	100.0%	$ 1,596.0	100.0%
Cost of sales	364.5	65.7	375.8	67.3	1,091.1	66.5	1,065.9	66.8
Restructuring costs (benefits)	0.1	—	(0.1)	—	(10.8)	(0.7)	—	—
Gross profit	190.7	34.3	182.8	32.7	561.6	34.2	530.1	33.2
Operating expenses	123.9	22.3	116.1	20.8	361.5	22.0	345.3	21.6
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs	—	—	0.1	—	—	—	1.2	0.1
Operating income	$ 66.8	12.0%	$ 66.6	11.9%	$ 200.1	12.2%	$ 183.6	11.5%
Add: restructuring costs (benefits)	0.1	—	—	—	(10.8)	(0.7)	1.2	0.1
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Adjusted operating income	$ 66.9	12.0%	$ 66.6	11.9%	$ 189.3	11.5%	$ 184.8	11.6%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 28,		November 22,		November 28,		November 22,
	2014		2013		2014		2013
Revenue	$ 171.5	100.0%	$ 158.0	100.0%	$ 450.2	100.0%	$ 417.1	100.0%
Cost of sales	134.5	78.4	118.6	75.1	351.5	78.1	314.5	75.4
Restructuring costs	36.0	21.0	1.0	0.6	42.6	9.4	1.0	0.2
Gross profit	1.0	0.6	38.4	24.3	56.1	12.5	101.6	24.4
Operating expenses	40.7	23.7	41.6	26.3	124.2	27.6	123.7	29.7
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs	1.3	0.8	0.5	0.3	2.3	0.5	7.0	1.7
Operating loss	$ (41.0)	(23.9)%	$ (3.7)	(2.3)%	$ (70.4)	(15.6)%	$ (29.1)	(7.0)%
Add: restructuring costs	37.3	21.8	1.5	0.9	44.9	9.9	8.0	1.9
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Adjusted operating loss	$ (3.7)	(2.1)%	$ (2.2)	(1.4)%	$ (25.5)	(5.7)%	$ (21.1)	(5.1)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 28,		November 22,		November 28,		November 22,
	2014		2013		2014		2013
Revenue	$ 73.2	100.0%	$ 68.3	100.0%	$ 217.7	100.0%	$ 196.4	100.0%
Cost of sales	50.0	68.3	46.7	68.4	147.0	67.5	131.3	66.9
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	23.2	31.7	21.6	31.6	70.7	32.5	65.1	33.1
Operating expenses	22.0	30.1	22.1	32.3	66.1	30.4	62.6	31.8
Goodwill and intangible asset impairment charges	—	—	12.9	18.9	—	—	12.9	6.6
Restructuring costs	—	—	0.2	0.3	—	—	0.2	0.1
Operating income (loss)	$ 1.2	1.6%	$ (13.6)	(19.9)%	$ 4.6	2.1%	$ (10.6)	(5.4)%
Add: restructuring costs	—	—	0.2	0.3	—	—	0.2	0.1
Add: goodwill and intangible asset impairment charges	—	—	12.9	18.9	—	—	12.9	6.6
Adjusted operating income (loss)	$ 1.2	1.6%	$ (0.5)	(0.7)%	$ 4.6	2.1%	$ 2.5	1.3%

Corporate
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 28,		November 22,		November 28,		November 22,
	2014		2013		2014		2013
Operating loss	$ (8.3)		$ (10.0)		$ (26.4)		$ (32.2)
Add: restructuring costs	—		—		—		—
Add: goodwill and intangible assets impairment charges	—		—		—		—
Adjusted operating loss	$ (8.3)		$ (10.0)		$ (26.4)		$ (32.2)

Webcast

Steelcase will discuss third quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects, the impacts of acquisitions and divestitures and an additional week of revenue in the fourth quarter of 2014; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges; and (3) adjusted earnings (loss) per share, which represents earnings (loss) per share, excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2014 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 28,	November 22,	November 28,	November 22,
	2014	2013	2014	2013
Revenue	$ 800.0	$ 784.8	$ 2,309.8	$ 2,209.5
Cost of sales	549.0	541.1	1,589.6	1,511.7
Restructuring costs	36.1	0.9	31.8	1.0
Gross profit	214.9	242.8	688.4	696.8
Operating expenses	194.9	189.8	578.2	563.8
Goodwill and intangible asset impairment charges	—	12.9	—	12.9
Restructuring costs	1.3	0.8	2.3	8.4
Operating income	18.7	39.3	107.9	111.7
Interest expense	(4.5)	(4.4)	(13.3)	(13.3)
Investment income (expense)	0.3	0.6	1.2	(0.6)
Other income, net	2.3	3.0	9.0	4.8
Income before income tax expense	16.8	38.5	104.8	102.6
Income tax expense	5.0	15.5	41.5	38.8
Net income	$ 11.8	$ 23.0	$ 63.3	$ 63.8

Earnings per share:
Basic	$ 0.09	$ 0.18	$ 0.51	$ 0.51
Diluted	$ 0.09	$ 0.18	$ 0.50	$ 0.50
Weighted average shares outstanding - basic	123.8	125.9	124.6	126.1
Weighted average shares outstanding - diluted	125.3	127.7	126.1	127.8

Dividends declared and paid per common share	$ 0.105	$ 0.10	$ 0.315	$ 0.30

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	(Unaudited)
	November 28,	February 28,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$ 128.8	$ 201.8
Short-term investments	87.4	119.5
Accounts receivable, net	355.0	306.8
Inventories	189.6	151.5
Deferred income taxes	45.7	56.0
Prepaid expenses	21.8	19.3
Other current assets	39.2	35.0
Total current assets	867.5	889.9

Property, plant and equipment, net	388.7	377.0
Company-owned life insurance ("COLI")	158.4	154.3
Deferred income taxes	103.5	85.1
Goodwill	108.0	108.1
Other intangible assets, net	15.2	16.6
Investments in unconsolidated affiliates	56.3	53.0
Other assets	38.2	42.7
Total assets	$ 1,735.8	$ 1,726.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 242.0	$ 212.5
Short-term borrowings and current portion of long-term debt	2.5	2.6
Accrued expenses:
Employee compensation	126.9	152.8
Employee benefit plan obligations	27.9	26.1
Customer deposits	29.2	16.0
Product warranties	18.6	17.5
Other	123.8	110.7
Total current liabilities	570.9	538.2

Long-term liabilities:
Long-term debt less current maturities	282.5	284.4
Employee benefit plan obligations	149.3	151.1
Other long-term liabilities	65.9	75.9
Total long-term liabilities	497.7	511.4
Total liabilities	1,068.6	1,049.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	2.7	—
Accumulated other comprehensive income (loss)	(13.8)	0.8
Retained earnings	678.3	676.3
Total shareholders' equity	667.2	677.1
Total liabilities and shareholders' equity	$ 1,735.8	$ 1,726.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 28,	November 22,
	2014	2013
OPERATING ACTIVITIES
Net income	$ 63.3	$ 63.8
Depreciation and amortization	44.2	43.8
Goodwill and intangible asset impairment charges	—	12.9
Deferred income taxes	(8.4)	(2.7)
Non-cash restructuring costs	5.1	9.4
Non-cash stock compensation	15.5	14.7
Equity in income of unconsolidated affiliates	(11.6)	(7.6)
Dividends received from unconsolidated affiliates	8.0	4.0
Other	(5.7)	(1.4)
Changes in operating assets and liabilities:
Accounts receivable	(59.6)	(70.8)
Inventories	(45.2)	(23.1)
Other assets	(16.3)	(12.6)
Accounts payable	34.1	36.5
Employee compensation liabilities	(38.2)	(3.7)
Employee benefit obligations	(3.0)	(6.3)
Accrued expenses and other liabilities	25.3	40.1
Net cash provided by operating activities	7.5	97.0

INVESTING ACTIVITIES
Capital expenditures	(69.0)	(51.9)
Proceeds from disposal of fixed assets	19.4	2.1
Purchases of investments	(78.4)	(128.0)
Liquidations of investments	117.1	80.4
Liquidations of COLI	—	74.5
Other	8.4	(2.0)
Net cash used in investing activities	(2.5)	(24.9)

FINANCING ACTIVITIES
Dividends paid	(39.6)	(37.6)
Common stock repurchases	(35.3)	(32.8)
Excess tax benefit from vesting of stock awards	0.8	(0.8)
Repayments of long-term debt	(1.8)	(1.7)
Repayments of lines of credit	(0.1)	(0.2)
Net cash used in financing activities	(76.0)	(73.1)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	(0.3)

Net decrease in cash and cash equivalents	(73.0)	(1.3)
Cash and cash equivalents, beginning of period	201.8	150.4
Cash and cash equivalents, end of period	$ 128.8	$ 149.1
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 262-3091